Exhibit (a)(18)

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

AMENDMENT NO. 17 TO THE AGREEMENT

AND DECLARATION OF TRUST

This Amendment No. 17 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective February 18, 2011, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on February 18, 2011, the Trustees unanimously voted to approve changes to the name and designation of the International Growth Portfolio to the “International Equity Portfolio”;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of the International Growth Portfolio shall be changed to the “International Equity Portfolio.”

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.